REFINITIV STREETEVENTS

EDITED TRANSCRIPT

ANF.N - Q3 2024 Abercrombie & Fitch Co Earnings Call

EVENT DATE/TIME: NOVEMBER 26, 2024 / 1:30PM GMT

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CORPORATE PARTICIPANTS

Mohit Gupta *Abercrombie & Fitch Co - Vice President, Investor Relations*

Fran Horowitz *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Scott Lipesky *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

CONFERENCE CALL PARTICIPANTS

Dana Telsey *Telsey Advisory Group - Analyst*

Corey Tarlowe *Jefferies - Analyst*

Matthew Boss *JPMorgan - Analyst*

Paul Lejuez *Citi - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

Katherine Delahunt *Morgan Stanley - Analyst*

Mauricio Serna Vega *UBS - Analyst*

Rick Patel *Raymond James - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Dylan Carden *William Blair - Analyst*

PRESENTATION

Operator

Good day, and thank you for standing by. Welcome to the Abercrombie & Fitch third-quarter fiscal year 2024 earnings call. (Operator Instructions) Please be advised that today's conference is being recorded.

Now I'd like to turn the conference over to Mo Gupta, Investor Relations. Please go ahead.

Mohit Gupta - *Abercrombie & Fitch Co - Vice President, Investor Relations*

Thank you. Good morning, and welcome to our third-quarter 2024 earnings call. Joining me today on the call are Fran Horowitz, Chief Executive Officer; Scott Lipesky, Chief Operating Officer; and Robert Ball, our recently appointed Chief Financial Officer.

Earlier this morning, we issued our third-quarter earnings release, which is available on our website at corporate.abercrombie.com under the Investors section. Also available on our website is an investor presentation.

Please keep in mind that we will make certain forward-looking statements on the call. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions we mention today. These factors and uncertainties are discussed in our reports and filings with the Securities and Exchange Commission.

In addition, we'll be referring to certain non-GAAP financial measures during the call. Additional details and reconciliations of GAAP to adjusted non-GAAP financial measures are included in the release and the investor presentation issued earlier this morning.

Finally, references to Abercrombie brands include our Abercrombie & Fitch and Abercrombie Kids brands. And references to Hollister brands include our Hollister and Gilly Hicks brands.

With that, I will turn the call over to Fran.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Thanks, Mo, and thank you all for joining us during a busy holiday week. I am very proud to report that third-quarter financial results exceeded the expectations we provided in August on both the top and bottom lines.

We delivered record third-quarter net sales of $1.2 billion, growing 14% over 2023 and strong comparable sales of 16%. Third-quarter operating income grew 30% year over year to $179 million with operating margin expanding 170 basis points to 14.8%.

We continue to see customers responding to our product, voice, and experience across regions and brands. Importantly, our playbook is delivering for both new and existing customers. We have had a strong start to November, and we are ready to compete around the world this holiday season. For these reasons, we are raising our sales expectations for the full year and expect to be at the high end of our previous operating margin target, positioning us well for the achievement of sustainable profitable growth for 2024.

As an important indicator of business health and the quality of our playbook, in the third quarter, we continued to see broad-based sales growth across regions, brands, and genders driven by strong traffic. We also saw nice growth in unit selling and AUR in the quarter as we were able to reduce promotions compared to last year.

We continue to see balanced growth across categories, giving our customers a steady flow of newness and choice. This healthy topline performance, enabled by our closeness to the customer, also drove a gross profit rate of 65.1%, the best third-quarter gross profit rate since 2010.

Importantly, our culture of financial discipline delivered growth in the bottom line, too, adding $41 million year over year in operating income or growth of 30% for the quarter. Staying true to our long-term ambitions, we produced these great financial results while also funding necessary investments to improve the customer and associate experience all over the world.

Strong brand health can be seen across regions with the Americas, EMEA, and APAC all growing double digits in the third quarter. The Americas grew 14%, our sixth consecutive quarter of double-digit sales growth in the region. In EMEA and APAC, we grew 15% and 32% respectively, which are exciting results from the teams based in London and Shanghai.

Our London team delivered their fifth consecutive quarter of double-digit growth in EMEA, showing consistency in key markets with both new and returning customers. We have a number of new store openings planned in the Greater London area over the coming quarter, and we're excited for local customers to see how team has tailored the holiday experience for them.

For APAC, while the region remains small, we saw similar strength in Q3, particularly on digital platforms. We're excited about the momentum our brands are seeing around the globe with each region executing their localized playbooks at a high level.

Looking at the business from the brand view, they each delivered in the third quarter. Abercrombie brands grew 15% in the quarter on top of 30% growth in the third quarter of 2023, achieving a third-quarter record for brand net sales.

Sweaters, dresses, jeans, and fleece were key categories for us, and category balance continued across genders. Units and AUR both contributed to growth in the quarter. And we continue to see nice contribution from new and existing customers.

For the upcoming holiday, our customers will see a lot of exciting newness in a variety of the gift giving and gift yourself ideas across categories. Coupled with compelling marketing campaigns in digital and social, our goal is to give the customer reasons to buy all season long.

From a channel perspective, we continue to invest in the Abercrombie digital experience, where we generate a majority of the brand's business. Importantly, the holiday season is a key moment for our stores. And we are investing in both new and existing locations to support the great traffic and productivity trends we're seeing.

We're planning to open around 40 new stores for Abercrombie brands this year, and we are so excited to engage customers however they choose to shop this holiday season. Hollister also delivered double-digit growth to last year with 14% growth in the quarter on top of 11% growth in the third quarter last year.

Across brands, we continue to build on strength, and Hollister is comping the comp. The Hollister team has been focused on expanding our reach within the teen market. I congratulate them for delivering outstanding results in a competitive back-to-school season and throughout the entire third quarter.

Sweaters, knit bottoms, and fleece led the growth including our new collegiate collection. And we are continuing to see more balance across categories as the brands build momentum. Strong traffic across channels enabled growth in both genders. And we saw both improved unit selling and AUR expansion from lower promotions.

Our teams continue to deliver engaging moments for our Hollister customers through social, in-person events, and other authentic marketing content. We are investing in digital as well as stores.

As a reminder, our Hollister customers tend to start their journey digitally, but they still finish majority of their transactions in stores. For the year, we plan to refresh or rightsize around 40 Hollister locations, evolving the store experience to match our updated brand aesthetic. We also plan to open around 20 new Hollister stores this year.

Whether on digital or in store, we'll have a great product across our core categories as well as other seasonal items to bring holiday comfort and style to Hollister teen customers.

Coming up strong third-quarter results, we are already enrolling right into peak holiday season, which starts this week. We have had a strong start to the quarter, seeing positive holiday assortments. Most of the fourth-quarter sales are ahead of us, and we can't wait to engage with so many of our customers in the days and weeks to come.

Our marketing and digital teams have amazing content activations on the way. And our stores and distribution centers are well staffed to support our customers. Importantly, we have the right product in place to meet demand.

I'd like to thank our products and supply chain teams for navigating what continues to be a dynamic shipping market, getting our inventory here in time for peak selling. We are prepared and ready to compete this holiday season. And I'm confident in our ability to deliver for our customers around the world.

Our third-quarter results again demonstrate our ability to deliver on our commitments. Incorporating our fourth-quarter expectations, we are increasing our full year sales outlook and now expect growth in the range of 14% to 15%, with an operating margin of around 15%.

We believe achievement of these goals will further underline the strength and potential of our global operating model. Our brands are healthy. And we are making key investments across people, process, technology, and stores to support ongoing growth, setting us up for sustainable profitable growth again in 2025.

Before I hand it off to Scott, I just want to take a moment to recognize Robert Ball on his promotion to Chief Financial Officer. With more than two decades of experience at the company spanning retail finance, Robert has worked very closely with me and Scott for years to help build and drive financial disciplined mindset we all live by here at A&F Co.

He is integral to our recent success, and we look forward to partner with him even more closely as we continue our growth journey. Congratulations, Robert. And thanks again to our global team for delivering such strong Q3 results. I'm so excited for everyone to see their hard work pay off over the next few weeks.

And with that, I'll hand it over to Scott.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

All right. Thanks, Fran. Good morning, everyone. I'd also like to add my congratulations to Robert on his appointment to CFO. We've done a lot of great work together over the years, and it is an exciting time for him to take on this new role. I look forward to many of you getting to know Robert even better in the months to come.

Getting into the third quarter, I'm also very pleased with our performance, where we again delivered strong balanced growth across regions and brands. Total net sales of $1.2 billion, which set a record for the third quarter, were up 14% to last year with each region and brand delivering double-digit growth.

On a reported basis, we saw a 90-basis-point adverse impact on sales growth from the calendar shift from the 53rd week in 2023, consistent with our expectation. Comparable sales grew 16% on top of comparable sales growth of 16% last year, reflecting the sixth consecutive quarter of double-digit comparable sales growth in both the store channel and the digital direct selling channel.

On a regional basis, net sales grew 14% in the Americas, 15% in EMEA, and 32% in APAC. Comparable sales grew 16% in the Americas, 13% in EMEA, and 16% in APAC.

In the Americas, we saw balanced growth across markets. In EMEA, the UK and Germany continued to lead the way, and we've now delivered year-over-year growth for six consecutive quarters in the region. In APAC, growth was led by China.

For the brands, each brand delivered record net sales for the third quarter. Abercrombie brands continued to deliver strong results, growing net sales by 15% over last year, while Hollister brands grew 14% as customers continue to respond to our product and marketing. Comparable sales grew 11% at Abercrombie and 21% at Hollister. The growth in both brands was driven by strong traffic in both the stores and digital channels.

We delivered $787 million in gross profit, up approximately $100 million or 15% from Q3 2023. The gross profit rate was 65.1% this year compared to 64.9% last year with higher AURs from lower promotions, mostly offset by higher freight costs due to higher freight rates and air usage.

We ended the quarter with inventory up 16% to last year. Around half of the increase is due to the combination of mix and inventory unit growth to support expected Q4 sales growth. And the other half is primarily due to higher freight cost and inventory as we proactively increased the use of air shipments in Q3 to mitigate potential shipping delays from longer and more inconsistent ocean transit times and the East Coast port strike. Each brand continues to operate with clean inventory and is ready for peak selling.

Moving on to expenses. Operating expense, excluding other operating income, was $609 million for the quarter compared to operating expense of $546 million last year. We continue to drive operating expense leverage with operating expenses as a percentage of sales of 50.4% compared to 51.7% last year. Year-over-year expense growth drivers were consistent with the first half with higher variable expenses on sales growth and increased investments in marketing, digital and technology and people.

For marketing, third-quarter expenses were around 5.5% of sales, up 100 basis points compared to Q2 and up 50 basis points from last year as we ramp spending from back to school into the peak holiday season. Operating income was $179 million or 14.8% of sales compared to operating income of $138 million or 13.1% of sales last year.

Net income per diluted share was $2.50, up 37% from $1.83 in Q3 last year. EBITDA totaled $219 million or 18% of sales compared to EBITDA of $171 million or 16% of sales last year.

On the balance sheet, we ended the quarter with cash and cash equivalents of $683 million and current investments of $56 million. We delivered operating cash flow of roughly $143 million and had $50 million of capital expenditures.

We repurchased approximately $100 million worth of shares, an acceleration from the first half of the year after we executed the full redemption of our senior secured notes in Q2. We ended the quarter with $102 million remaining on our current share repurchase authorization.

Year to date, we have repurchased 924,000 shares or around 1.8% of shares outstanding at the beginning of the fiscal year. In the fourth quarter, we again expect to prioritize share repurchases as the primary way to use excess cash, subject to business performance, share price, and market conditions.

For the store fleet, we ended the quarter with 773 stores. Through the end of the third quarter, we have opened 39 new stores, remodeled or rightsized 38 stores, and closed 31 stores. For the full year, we continue to expect to deliver approximately 60 new stores, 60 remodels and rightsizes, and 40 closures.

Shifting to the fourth-quarter outlook. We've seen a strong early response to our holiday assortments. And we are ready and excited for the peak selling period to kick into high gear this week.

For the fourth quarter, we expect net sales to be up in the range of 5% to 7% compared to the fourth quarter 2023 level of $1.45 billion, inclusive of a year-over-year headwind of $80 million or 550 basis points from the calendar shift and loss of the extra week in 2023.

We also expect a 100-basis-point adverse impact from foreign currency. Adjusting for the lost week and foreign currency, we see growth in the range of 11% to 13% last year.

We expect continued growth across regions and brands. We expect operating margin to be around 16% compared to 15.3% in 2023. We expect expense leverage will be the primary driver of operating margin expansion, while the gross profit rate is expected to be consistent with Q4 2023 as higher freight costs and foreign currency offset lower promotions. For tax, we expect effective rate in the high 20s.

For the full year, we now expect net sales growth in the range of 14% to 15% from the 2023 level of approximately $4.3 billion, an increase from the previous outlook of growth in the range of 12% to 13%. This outlook assumes a slight adverse impact from foreign currency and continues to include an adverse impact of around $50 million or 120 basis points from the loss of the 53rd week in 2023. We've included a table in the press release summarizing the expected sales and comparative growth impacts by quarter and for the full year.

For operating margin, we now expect to be around 15%, the high end of our previous range of 14% to 15%. This compares to 11.3% last year. We continue to expect the year-over-year improvement to be driven by the combination of gross profit rate expansion and expense leverage. We expect an effective tax rate in the mid-20s and capital expenditures of around $170 million.

To finish up, I'd like to thank our global teams for executing at a high level across the business. We have delivered record year-to-date results for both sales and operating income, showing the strength of our brands and operating model. We look forward to delivering for our customers this holiday season and to finish out another great year of growth for our company.

With that, operator, we are ready for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

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Dana Telsey, Telsey Advisory Group.

Dana Telsey - *Telsey Advisory Group - Analyst*

Congratulations on another successful quarter, and congratulations, Robert. Fran, if you look at the Hollister business, we saw such nice acceleration in comps not only from last year but from the second quarter. Where are you in the arc of that business as it continues to move forward? And is there any difference in the men's and women's performance?

And then, Scott and Robert, incremental investments were a topic of conversation last quarter. With marketing, how are you thinking of the components of investment going forward, and what we should look for?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Yes, I could not be more proud of the Hollister team, the incredible progress that they've made. And we are clearly a leader in the teen space. Getting close to that customer, seeing growth to your point of 14% on top of 11% and then comping that comp at 21% on top of last year's 7%, just really, really terrific.

We saw balanced growth across genders and categories, excited to see growth across regions as well. We saw that in some of our key categories like sweaters, knit bottoms, fleece. Our new collegiate collection is really doing very, very nicely. Again, saw strong traffic across channels. So really balanced performance across genders, categories, regions, et cetera.

So excited to see where we are and expect to continue to see growth.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Yes, I got the second part on the incremental investments. We are very happy with the execution from our marketing teams. We did invest more year over year. We talked about 50 basis points more year over year. So we are putting money to work, and we're really excited about that.

Other investments that we've been talking about are stores, and we're investing in new stores. We're investing in refreshes and remodels and rightsizes. And when you put that stores and marketing together, we just love what we're seeing.

The traffic has been strong to both channels across brands. So we believe that is working. As we think about Q4 for marketing, we'll continue to invest probably more year over year because we just love where each brand sits and then kind of zooming out other investments in the business.

Digital technology is something we've been talking about. And just love making this model faster and leaner and so much quicker and then everything on the front end for digital for that customer experience. This journey spans stores and digital. And we've been investing across that journey and really excited to keep doing that in the future.

Operator

Corey Tarlowe, Jefferies.

Corey Tarlowe - *Jefferies - Analyst*

Great. Congrats to Robert on the CFO appointment. I wanted to ask about the drivers of the Abercrombie growth. Could you maybe unpack for us what you felt were some of the largest drivers of the growth in the quarter and where you're seeing any momentum? And then I was curious if you could just also touch on anything you saw on YPB in the quarter?

And then for Scott, as we think about the margin profile as we look ahead, what, in your view, is likely to be sustainable versus transient as we think about the future for Abercrombie's margin structure?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

So let's start with Abercrombie. I mean, just to step back for a minute, what an amazing journey. That brand has been on 15 consecutive quarters of growth. And to drive 15% on top of 30% last year and a comp on 11% on top of 26% is really terrific performance.

To your question, where do we see it? We saw balanced growth across genders. We saw across categories. It really comes down, as you well know, to product and marketing, both of which are really aligned for us and working really, really well.

We continue to dress that customer for all different wearing occasions. We talk a lot about the long weekend. We saw nice performance in sweaters and dresses and jeans and fleece. We are welcoming in lots of new customers, also continuing to please our existing customers.

YPB specifically continues to grow. That is a category that is growing very nicely. We're just finishing up year two and continuing to see nice project acceptance across YPB.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Corey, on the margin profile, when you look up and down the P&L, we believe the entire P&L is sustainable. Starting at the top line, we have built a great platform for growth. You've seen global growth now for multiple quarters. We love how our teams are localizing our playbook outside of the US, and we continue on our biggest part of the business here in the Americas to drive double-digit growth, which is really exciting.

So top line, we want to sustain that gross margin. We've come a long way since pre-pandemic. We're running a very agile inventory model. We talked a little bit about freight here as we proactively brought our receipts in early to hit holiday, call that part of our transient nature of something hitting the P&L, but we love where the growth margin sits today.

And the flow-through on this business with those two things in a clean store base and a strong digital business is very strong. You saw that we outperformed our sales here in Q3 a bit, and we really had a nice flow through to the bottom line. So that's our model going forward. We want to continue to build on strength from this year and into the future. And we love the platform we've built.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - *JPMorgan - Analyst*

Congrats on a nice quarter, especially despite all the weather. So Fran, could you speak to global brand awareness and new customer acquisition that you're seeing overseas? And if you could elaborate on the strong early holiday response and current business momentum that you're seeing in November across brands, I think that would be great.

And then maybe, Scott, if you could just break down 4Q gross margin expectations maybe relative to the 20 basis points of expansion in the third quarter and just your comfort with inventory.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Yeah. So to start the first part of your question, so global brand awareness, we could not be -- I could not be more excited about the performance we put up for the third quarter where we're just seeing very balanced performance across brands and as well as regions.

You've been on this journey with us. We've been building talent locally. We have an office in London and Shanghai. And those teams really are localizing their assortments. They're localizing their marketing, and we're seeing a nice response to that, so excited to see that continue to grow.

As far as holiday goes, we are off to a strong start. Last week, we always get ready. We walked the team through the stores. We are -- our product is here. It looks great.

We have a lot of products that's already tested that we know about. We are well staffed in our stores. We're well staffed in our DC. We're ready to go, excited for the holiday season.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

All right, Matt. On the gross margin expectations, really approaching Q4, just like we did Q3, coming into the quarter, believed we could pull off some promotions and lighten some of those percentage offs, maybe shorten the time period that we're running a promotion, and we believe we can do the same here in Q4.

We will have an offset with freight. We'll have a little bit of hurt here from foreign currency in Q4. So again, very similar setup to what we saw in Q3, thinking will be around flat to last year. We ended up about 20 basis points higher than last year in Q3. And again, a lot of water is coming under the bridge here in Q4. So we'll see where we end up, but we're thinking about it relatively consistent to last year.

Moving on to inventory. We feel great about where the inventory sits. I mentioned a minute ago, we were proactive in bringing our receipts in. The shipping environment has been pretty dynamic here in the back half. We've seen some variability in ocean transit.

So we are taking the chance out of our inventory deliveries, and we brought that in early. We have a little extra freight there with that air usage here in Q3, we saw that, and we expect that again here in Q4.

But when you break apart that inventory, we're up 16%. About half of that is just mixing into a little higher-ticket product there in Abercrombie and some unit growth to drive the growth, and the other half is due to freight. So we feel really good about the inventory clean across brands and really set up well for holiday.

Operator

Paul Lejuez, Citi.

Paul Lejuez - *Citi - Analyst*

Fran, after the multiyear turnaround in Abercrombie & Fitch and the continued momentum, I'm curious what you see as the next act and opportunity for A&F? And how you might think about that different in the US versus Europe versus Asia as you answer that.

And then, Scott, if you hit numbers in 4Q, what is your expected level of cash that you expect to have at year-end? And just how are we thinking about the pace of repo for just not just fourth quarter, but as we look out to '25 and beyond?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

I'll start with the first part of your question. So Abercrombie & Fitch, again, I just have to take a moment to say, what an amazing journey and 15 consecutive quarters of growth, just incredible what's happened here at Abercrombie.

With that said, a lot of what has driven that, to answer your question, is that we really changed our addressable market. We are no longer a jeans and T-shirt company. We're really, truly a lifestyle brand.

The consumer comes to us now in their early 20s, they stay well into their 40s. Our marketing is working very, very well. The team is just so close to the customer and really just staying aligned with what's important to those life moments for the customer.

We've gotten into some new categories like our licensing, YPB, our best dressed guest. A lot of those are continuing certainly into the fourth quarter and into the future. So we are delivering what we said we would do this year, sustainable profitable growth and expecting that to go into the future.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Yeah. And I want to add there on the A&F brand, as we think about the European business, we've seen great growth there now six consecutive quarters of growth. Bringing that new Abercrombie & Fitch brand to that local market has been really exciting. We've started our efforts in UK, specifically in London, pushing our marketing there and really reintroducing that brand to the consumer.

And next up is Germany, our second biggest country in Western Europe. So really excited about the early days of driving that brand awareness and growth outside of the US. Jumping to the second half, so cash, we haven't given an outlook there for cash for Q4. What I would say is if all goes to plan, it will be more than today, and that's exciting.

The balance sheet remains super strong. We bought back $100 million of shares in Q3, really put a lot of good cash to work this year, paying down the debt a couple of hundred million dollars there and then year-to-date, $130 million of share repurchases.

We do have $102 million left on that authorization. As we think about going forward, we've set up a really clean model here where hit our targets, have nice flow-through, generate cash.

We generated $400 million of operating cash flow year to date. And we can put cash to work, whether it's investing in the business or buying back shares. So really excited the position we're in. We have nice flexibility to make the business stronger every day.

Operator

Marni Shapiro, The Retail Tracker.

Marni Shapiro - *The Retail Tracker - Analyst*

Hey, guys, congratulations. The stores are just stunning, absolutely stunning. I just have one quick housekeeping question. If you could just remind us at the end of this quarter, I was looking through the other releases.

What was the actual store count of Hollister and Abercrombie? And do you break out an international store count? And then just, Fran, I'm curious, Abercrombie has had an exceptional playbook with social media and influencers. And the Hollister customer's definitely a younger customer.

So I'm curious if you're able to use a similar playbook even though it's a younger customer, and maybe their parents aren't as thrilled with them being on, and they still have a little bit of control. I'm just kind of curious what that looks like for you guys.

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Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Marni, I'll kick us off. So store count, 773 at the end of the third quarter. For Abercrombie plus kids, we had 247 stores globally. And then for Hollister, we had 518 stores globally. When you think about the US, call it, Americas versus international, call it, about 550, 225 round numbers.

Fran, I'll kick it to you for the second one.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Yeah. So thanks, Marni. It has been pretty exceptional what's happened today, and there's certainly lots to learn. We talk a lot about our playbook, aligning our product, voice, and experience. And all of that is certainly applicable to Hollister. It's also applicable globally as we've exported our playbook.

Specifically for Hollister, we do augment it with things like in real-life events. We're doing festivals at high schools that have been very successful. So it's a combination of both being on digital platforms as well as doing things in real life and striking a good balance for the consumer and for their parents.

Operator

Alex Straton, Morgan Stanley.

Katherine Delahunt - *Morgan Stanley - Analyst*

This is Katie Delahunt on for Alex Straton. Your full-year guidance raise implies that you're more optimistic on 4Q sales and profitability than you were three months ago. Where have your assumptions changed most positively either by geography banner or on gross margin, SG&A?

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Katie, I'll grab this one. Yeah, we are more bullish today than three months ago. Obviously, three months have gone by. We've seen a strong performance in the back-to-school period, specifically for Hollister and kids and then throughout the quarter for Abercrombie & Fitch as we got into that kind of fall selling season and the weather started to cool a bit.

And really, when you think about where we are today, we've had a strong start to the fourth quarter. We feel great about our assortments, much of which has been tested earlier in this year.

We're seeing the customer continue to respond to marketing and product across brands, across regions. And that gives us the confidence to talk about taking up that Q4 number versus what was implied previously.

Breaking apart Q4 a little bit, we talked about a reported number of around 5% to 7% growth last year. We had that 53rd week last year. So when you take that out of the play and some foreign currency, we're talking about growth in the low double digits still, this 11% to 13%. So continuing to see growth across regions and brands. That's our expectation here for Q4, and we think we're set up for success sitting here today.

Operator

Mauricio Serna, UBS.

Mauricio Serna Vega - *UBS - Analyst*

Great. I just wanted to ask about the new stores that you're opening this year. Where are the -- like where are these store openings concentrated by region across each brand?

And then just thinking about the Hollister comp sales growth acceleration, could you talk about like what drove that acceleration Q over Q either on a regional basis and units or (inaudible)

And last on inventories, I understand the explanation on why they look high at the end of this quarter. Maybe could you share your thoughts on where do you think inventories should be ending at the end -- should be at the end of the year and the growth that you should see relative to sales going forward?

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Mauricio, this is Scott. I'll kick this one off. So let's start with new stores. So this year, our new store growth is a little bit tilted towards Abercrombie & Fitch and then a little bit tilted towards the US. We mentioned about 40 remodels, rightsizes, refreshes for Hollister, so really getting into that fleet.

We rolled out that new prototype around last year at this time, and we started to really press some of those remodels in Hollister. So really excited about what we're seeing in all of our new stores. The performance across brands, whether it's a new store or remodel, refresh, rightsize have really been strong and beating our expectations, which is exciting and putting us in place again to be a net store opener this year.

Fran, I'll kick it to you further.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Sure, I'll take this one. So Hollister comp sales acceleration, I'm just super excited about the back-to-school that we delivered. It was a result of really staying close to the customer. What's driving that acceleration is a balance amongst the genders as well as the categories, and we're seeing just broad-based growth.

A couple of the key categories like sweaters and knit bottoms and fleece are driving it. We launched our collegiate collection for back-to-school this year, which had a really terrific acceptance by the customer. So again, strong traffic across channels, a very balanced -- very, very balanced across.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

All right. So let me finish up on the inventory side. So we think about year-end, no number to provide at this point. It will be up to last year. We continue to expect to grow our brands as we move from '24 into Q1 of 2025.

The swing in there will be how much freight is left over from the air usage that we had here in Q3 to get to our holiday receipt plan. So we'll see what the sell-through looks like. We'll talk a lot more at year-end. But we -- again, we would expect it to be up to support growth as we go into Q1.

Operator

Rick Patel, Raymond James.

REFINITIV

Rick Patel - *Raymond James - Analyst*

Congrats to Robert on the new role. Can you talk about the outlook for AUR going forward? How do you view the opportunity to reduce promotions further, given the strong demand you're seeing? And then how do we also think about any impact on AUR from changes in the sales mix across regions and brands?

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Hey, Rick. I'll grab this one. So as we think about AURs, as we came into Q3, we felt like we had the opportunity to continue to pull off some promotions. We were able to do that. We feel the same as we walk into Q4 here. Nothing to talk about in Q -- or for 2025 at this point, but feel good where the gross margin sits across brands.

In terms of reducing promotion, it comes down to two things. It's inventory levels and product acceptance. We're happy with both of those things right now in the business. Like I said before, we have seen nice product acceptance here early in the quarter, those holiday floor sets. A lot of that product has been tested and proven. So that gives us the confidence here in Q4, we can take off some of those promotions.

When you think about AUR impact from sales mix across brands and regions, it's not that much. It's not something that's material enough that we'll even call out, bits and pieces here and there, but really zooming out, talking about a gross margin here in Q3 of 65%, just super strong, enabling great flow through, we beat that top line.

Operator

Janet Kloppenburg, JJK Research Associates.

Janet Kloppenburg - *JJK Research - Analyst*

Congratulations on the good performance. Fran, I wondered if you could talk about the cost of margins, the contribution margin, given the real acceleration that you're seeing in top line there? And maybe the brand has more room to go in terms of improving margins there.

And Scott, just one question. When we think on inventory, when we think about the inventory, and I understand what's going on with freight, et cetera, should we think that you'll go down to single-digit levels next year? Or is there a possibility you'll remain at the double-digit level as we look forward?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

To start with the Hollister question, we are very pleased actually with our Hollister margins. They're very strong. We are also seeing really terrific increased productivity. I mean, our stores business has been very strong that consumer, as you know, starts their journey digitally and really does most of it in store. So we're seeing lots of strong traffic being driven to both channels. So pleased.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Yeah. Janet, on the second part, inventory. So our goal, we want inventory to be up next year. That will signal more growth in the business. So too early to tell.

Again, you mentioned the freight that's in inventory today. We'll see how much we sell through as we get to year-end. But assuming we see more growth next year, we're going to have the inventory to have it, and we'll talk a lot more about that at year-end.

Operator

(Operator Instructions) Dylan Carden, William Blair.

Dylan Carden - *William Blair - Analyst*

Someone mentioned it, there was a not insignificant amount of weather disruption out there. Is it that you didn't see as much or is it more instructive as to some of the flexibility to be embedded into the business at this point?

And I was curious the commentary around sort of structural margin seems to be entirely predicated on maintaining low double-digit growth. And that's fine. But in your level of square footage growth, I'm kind of just curious, looking past these current quarters or even sort of the more medium-term quarters, that would imply a certain amount of sort of incremental business that you're capturing relative to sort of your core. What does sustaining maybe a several year low double-digit growth rate on the business at this point?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

We'll kick off with the weather questions. So we generally do not look to weather to being a reason for our business. We are a global business. We've got stores around the world. We're very diversified weather at any given time.

The most important thing that I tell the team is to make sure that the assortments are balanced. Balance will continue to drive your business dependent upon things that we can't control like weather.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Yeah. Looking at the margin discussion, yes, thinking about that long-term outlook, I mentioned that a little early, but our brands are healthy. Our operating model is more agile and flexible.

You think about that store base that you mentioned. Back in 2020, we took out over 1 million square feet in the business, over 1 million. And we've stayed there. We've been at around 5 million square feet across our store base for a few years now. And we've been able to add stores by taking out some bigger ones, adding smaller ones so we have a much more broad store base in the right places, in the right malls than we've had in a long, long time. So I'm really excited about that.

And the performance of these new stores is very strong. We continue to talk about quick paybacks, four-wall operating margins, or EBIT margins for the stores above 20%. These are strong returning stores. So if we're opening stores, trust us that they are adding to the total.

And then you think about the rest of the global growth opportunity. We have stores. We have digital growth outside of the US. You've seen that more recently. We continue to localize those playbooks, so that gets us excited.

And behind that, we have a strong balance sheet. So we can continue to invest across regions, across channels that drive the growth into the future, and that's why we're so excited sitting here today.

Dylan Carden - *William Blair - Analyst*

Got it. And can I just ask a tariff question, I guess. I mean, you guys did a really good job in 2018, '19, taking that down to like 12% in China that is a production, then you ramped it up in recent years. Can you kind of move pretty quickly still and sort of any comments as sort of what the plan might be should you see tariffs?

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Financial Officer, Chief Operating Officer*

Yeah. Great question. And yes, our China, we talked about taking it down to 12. We actually never ramped it back up. So I know there were some reports out there that had it ramping. It hasn't ramped.

So right now, today, into the US, we import about 5% to 6% of our receipts from China into the United States. So a very small piece of our business. Half of that 12% that you called out.

I know there were some discussions last night about tariffs also around Mexico and Canada. Just for us, we don't have anything coming in from Canada. And Mexico was immaterial in the grand scheme for us coming into the US.

So right now, we'll see what happens. We're following the news, just like everybody else. We have an awesome sourcing team. We have great partners globally. And we'll have a playbook if and when new tariffs come in play at some point in the future.

We source out of 17 countries, diversified, agile supply chain. And we're excited to continue to flex that muscle in the future.

Operator

I'm showing no further questions at this time. I would now like to turn it back to Fran Horowitz for closing remarks.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Thank you, everyone, for joining the call today. I just want to wish you all a happy holiday season. And we look forward to providing more updates to all of you soon. Thank you.

Operator

This concludes today's conference call. Thank you for participating. You may now disconnect.